Exhibit 5.1

Squire Patton Boggs (US) LLP
1 E. Washington St., Suite 2700 Phoenix, Arizona 85004
O	+1 602 528 4000
F	+1 602 253 8129
squirepattonboggs.com

November 24, 2014

Amtech Systems, Inc.

131 South Clark Drive

Tempe, Arizona 85281

Re:	Registration Statement on Form S-4

Ladies and Gentlemen,

We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the “Company”), in connection with the registration statement on Form S-4, filed by the Company (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), registering 3,647,301 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), representing the maximum number of shares which may be issuable in connection with the proposed merger (the “Merger”) of BTU Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”) with and into BTU International, Inc. (“BTU”), with BTU surviving as a wholly owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2014, by and among the Company, Merger Sub, and BTU (the “Merger Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined and relied upon, among other things: (i) the Merger Agreement; (ii) the Articles of Incorporation; (iii) the By-laws; and (iv) originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Merger Sub and such agreements, documents, certificates and receipts of public officials, certificates of officers or other representatives of the Company, Merger Sub, and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

44 Offices in 21 Countries

Squire Patton Boggs (US) LLP is part of the international legal practice Squire Patton Boggs, which operates worldwide through a number of separate legal entities.

Please visit squirepattonboggs.com for more information.

Amtech Systems, Inc. November 24, 2014 Page 2	Squire Patton Boggs (US) LLP

As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have also made such investigations of law as we have deemed appropriate.

In rendering this opinion, we have also assumed that prior to the issuance of any of the Shares: (i) the Registration Statement, as it may be amended, shall have become effective under the Act; (ii) the shareholders of Amtech shall have approved and adopted the Merger Agreement and the Merger, including, without limitation, the issuance of the Shares pursuant to the terms of the Merger Agreement; (iii) the shareholders of BTU shall have approved and adopted the Merger Agreement and the Merger; and (iv) the transactions contemplated by the Merger Agreement shall have been consummated in accordance with the Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid, and non-assessable.

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update this opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Squire Patton Boggs (US) LLP